Exhibit 10.5

AMENDED AND RESTATED

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated as of December 21, 2009, by and between SeaChange International, Inc., with its principal place of business at 50 Nagog Park, Acton, MA 01720 (the “Company”), and Yvette Kanouff (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication to the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is presently known to be contemplated.

WHEREAS, the Company and the Executive are parties to that certain Change-in-Control Severance Agreement dated as of December 11, 2006, as amended (the “Prior Agreement”), and desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

Section 1

DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

“Annual Bonus” shall mean the annual bonus, if any, or if the Executive is paid a bonus on a quarterly basis, the sum of the four quarterly bonus payments, paid to the Executive for the Company’s fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, or, if greater, the fiscal year immediately preceding such prior fiscal year, as well as the lesser of (i) the aggregate amount of sales commissions, if any, paid to the Executive for the Company’s fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, or, if greater, the fiscal year immediately preceding such prior fiscal year, or (ii) the average annual amount of sales commissions, if any, paid to the Executive for the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs.

“Base Salary” shall mean the annual base rate of regular compensation of the Executive immediately before a Covered Termination, or if greater, the highest annual such rate at any time during the 12-month period immediately preceding the Covered Termination.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Executive’s engaging in willful and repeated gross negligence or gross misconduct, (ii) the Executive’s breaching of a material fiduciary duty to the Employer, or (iii) the Executive’s being convicted of a felony, in either case, to the demonstrable and material injury to the Employer. For purposes hereof, no act, or failure to act, on the Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that any act or omission was in the best interest of the Employer.

“Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(i) the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, shares of Stock representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 40% or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act) has become the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act) of securities representing 40% or more of the combined voting power of the voting securities of the Company.

Notwithstanding the foregoing, none of the foregoing event(s) shall constitute a Change in Control unless such event(s) constitute a “change in the ownership or effective control” or a change “in the ownership of a substantial portion of the assets,” in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code and any regulations and other guidance in effect from time-to-time thereunder including, without limitation, Notice 2005-1.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean, subject to Section 4.1(a), SeaChange International, Inc., a Delaware corporation.

“Covered Termination” shall mean if, within the one-year period immediately following a Change in Control, the Executive (i) is terminated by the Employer without Cause (other than on account of death or Disability), or (ii) terminates the Executive’s employment with the Employer for Good Reason. The Executive shall not be deemed to have terminated for purposes of this Agreement merely because he or she ceases to be employed by the Employer and becomes employed by a new employer involved in the Change in Control; provided that such new employer shall be bound by this Agreement as if it were the Employer hereunder with respect to the Executive. It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change in Control, the Executive ceases to be employed by the Employer and does not become employed by a successor to the Employer after the Change in Control if the successor makes an offer to employ the Executive on terms and conditions which, if imposed by the Employer, would not give the Executive a basis on which to terminate employment for Good Reason.

“Date of Termination” shall mean the date on which a Covered Termination occurs.

“Disability” shall mean the occurrence after a Change in Control of the incapacity of the Executive due to physical or mental illness, whereby the Executive shall have been absent from the full-time performance of the Executive’s duties with the Employer for six consecutive months or, in any one year period, for an aggregate of six months.

“Employer” shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

“Good Reason” shall mean, without the express written consent of the Executive, the occurrence after a Change in Control of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) the material reduction of the Executive’s title, or the reduction of the Executive’s authority, duties or responsibilities, or the assignment to the Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction in the Executive’s Base Salary as in effect immediately before the Change in Control;

(iii) a material reduction in the Executive’s aggregate compensation opportunity, comprised only of the Executive’s (A) Base Salary, and (B) bonus opportunity (taking into account, without limitation, any target, minimum and maximum amounts payable and the attainability and otherwise the reasonableness of any performance hurdles, goals and other measures), if any;

(iv) the Company’s requiring the Executive to be based at any office or location more than 75 miles from that location at which the Executive performed Executive’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Executive’s responsibilities;

(v) the failure of the Company to obtain a reasonable agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4.1(a);

(vi) the failure of the Company to pay the Executive any amounts due hereunder; or

(vii) any other material breach by the Company of this Agreement.

“Notice of Termination” shall mean a notice given by the Employer or Executive, as applicable, which shall indicate the date of termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Executive or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) which includes the Executive).

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Stock” shall mean the common stock, $.01 par value, of the Company

“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

Section 2

BENEFITS

2.1 If a Change in Control occurs, then:

(a) (i) any and all outstanding unvested stock options and stock appreciation rights held by the Executive shall thereupon automatically vest and become immediately exercisable in accordance with their terms, and (ii) notwithstanding anything to the contrary contained in clause (i), upon a termination of employment (regardless of the party initiating the termination, for any reason or no reason), all stock options and stock appreciation rights held by the Executive shall be exercisable for the lesser of (A) the remainder of the generally applicable term of the stock options or stock appreciation rights, which is measured from the date of grant thereof, and (B) three years from the date of such termination; provided that nothing in this Section 2.1(a) shall reduce or otherwise adversely affect the rights under such stock options and stock appreciation rights that the Executive would have without regard to this Section 2.1(a); and

(b) any and all restricted stock and restricted stock rights then held by the Executive shall thereupon fully vest and become immediately transferable free of restrictions, other than restrictions imposed by applicable law.

2.2 If a Covered Termination occurs, then (subject to the provisions of Section 2.3(b)) the Executive shall be entitled hereunder to the following:

(a) the Company shall pay to the Executive an amount equal to the sum of (i) two times the Executive’s Base Salary and (ii) the Executive’s Annual Bonus, provided, however, that, in the event William Styslinger is or may become entitled to a payment under Section 2.2(a) of a Change-in-Control Agreement by and between the Company and Mr. Styslinger (the “Styslinger Agreement”) with respect to the same Change-in-Control, the aggregate amount paid to the Executive under this subsection (a)(ii) shall not exceed the amount paid or which may be payable to Mr. Styslinger under subsection 2.2(a) of the Styslinger Agreement (calculated as of the Date of Termination) less the amount paid to the Executive pursuant to subsection 2.2(a)(i) hereof;

(b) for a period of two years after such termination, the Employer shall arrange to make available to the Executive medical, dental, group life and disability benefits that are at least at a level (and cost to the Executive) that is substantially similar in the aggregate to the level of such benefits which was available to the Executive immediately prior to the Change in Control; provided that (i) the Employer shall be required to provide group life and disability benefits only to the extent it is able to do so on reasonable terms and at a reasonable cost, (ii) the Employer shall not be required to provide benefits under this Section 2.2(b) upon and after the Change in Control which are in excess of those provided to a significant number of executives of similar status who are employed by the Employer from time to time upon and after the Change in Control, and (iii) no type of benefit otherwise to be made available to the Executive pursuant to this Section 2.2(b) shall be required to be made available to the extent that such type of benefit is made available to the Executive by any subsequent employer of the Executive;

(c) the Employer shall provide the Executive with outplacement service through a bona fide outplacement organization reasonably acceptable to the Executive that agrees to supply the Executive with outplacement counseling, a private office and administrative support including telephone service until the earlier of one year from the Date of Termination or until such time that Executive secures employment;

(d) the Company shall pay for the Executive to receive financial planning services for which the Company pays not more than $5,000; and

(e) the Company shall provide the Executive with a payment for any accrued but unused vacation.

2.3 (a) The payments provided for in Section 2.2 shall (except as otherwise expressly provided therein or as provided in Section 2.3(b) or as otherwise expressly provided hereunder) be made as soon as practicable, but in no event later than 30 days, following the Date of Termination.

Notwithstanding any other provision of this Agreement, if the Executive is a “key employee” as defined in Section 416(i) of the Code without regard to paragraph 5 thereof, no payment under this Agreement with respect to separation from service shall be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Executive).

(b) Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of this Agreement shall be paid or otherwise made available unless and until the Employer shall have first received from the Executive (no later than 60 days after the Employer has provided to the Executive estimates relating to the payments to be made under this Agreement) a valid, binding and irrevocable general release, in form and substance reasonably acceptable to the Employer; provided that the Employer shall be permitted to defer any payment or benefit otherwise provided for in this Agreement to the fifth day after the later of its receipt of such release and the time at which the release has become valid, binding and irrevocable.

2.4 The Company and the Executive acknowledge and agree that the provisions for payments and benefits or reimbursements in Sections 2.2 and 3.1 of this Agreement (the “Deferred Compensation”) may constitute a “nonqualified deferred compensation plan” that is subject to Section 409A. The Company and the Executive intend to administer the Deferred Compensation in a manner that at all times is either exempt from or complies in form and operation with the applicable limitations and standards of Section 409A. Therefore, notwithstanding anything else contained herein, the following limitations are expressly imposed with respect to the Deferred Compensation.

(a) The Executive’s entitlement to receive or begin receiving payment of the Deferred Compensation is conditioned upon the Executive’s separation from service. For this purpose, the Executive shall have separated from service if and only if his level of services to the Company and its affiliates decreases and is expected to remain at a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding 36-month period.

(b) If the Executive is a “specified employee” as defined in Section 409A with respect to the Company upon his separation from service, then any payment required hereunder, to the extent such payment would constitute deferred compensation for purposes of Section 409A that is payable on account of the Executive’s separation from service, shall be deferred and shall not be paid to the Executive until the date that is the later of (1) the date such payment is due under the terms of this Agreement, or (2) 6 months and 1 day following the date of the Executive’s separation from service.

(c) It is intended that each installment, if any of the payments and benefits constituting Deferred Compensation shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements that are taxable income to the Executive shall in no event be paid later than the last day of the second taxable year following the taxable year in which the Executive separated from service. With regard to any provision herein for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

Section 3

PARACHUTE TAX PROVISIONS

3.1 If all, or any portion, of the payments and benefits provided under this Agreement, if any, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or its affiliates, (the “Total Payments”) would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Executive shall be paid or provided, as the case may be, the Total Payments unless the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive, including the Excise Tax) is less than the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive, including the Excise Tax) if the Executive were instead to be paid or provided, as the case may be, the maximum amount of the Total Payments that the Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.

3.2 Except as may otherwise be agreed to by the Company and the Executive, the amount or amounts (if any) payable under this Section 3 shall be determined, at the sole cost of the Company, by the Company’s independent auditors (who served in such capacity immediately prior to the Change in Control), whose determination or determinations shall be final and binding on all parties. The Executive hereby agrees to utilize such determination or determinations, as applicable, in filing all of the Executive’s tax returns with respect to the excise tax imposed by Section 4999 of the Code. If such independent auditors refuse to make the required determinations, then such determinations shall be made by a comparable independent accounting firm of national reputation reasonably selected by the Company. Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any Parachute Gross-up payment, the Executive hereby agrees to be bound by and comply with the provisions of this Section 3.2.

Section 4

MISCELLANEOUS

4.1 (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Employer (as constituted prior to such succession) in the same amount and on the same terms as the Executive would be entitled to hereunder were the Executive’s employment terminated for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 4.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b) Notwithstanding Section 4.1(a), the Company shall remain liable to the Executive upon a Covered Termination after a Change in Control if the Executive is not offered continuing employment by a successor to the Employer on a basis which would not constitute a termination for Good Reason.

(c) This Agreement, and the Executive’s and the Company’s rights and obligations hereunder, may not be assigned by the Executive or, except as provided in Section 4.1(a), the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void.

(d) The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, permitted successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, the Executive’s estate.

4.2 Except as expressly provided in Section 2.2, the Executive shall not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.

4.3 The Employer shall pay all reasonable legal fees and expenses incurred in a legal proceeding by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments are to be made within twenty days after the Executive’s request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the Executive shall pay Executive’s own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive’s behalf under this Section 4.3).

4.4 For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his or her respective address on file with the Company; if to the Company, addressed to SeaChange International, Inc., 50 Nagog Park, Acton, MA 01720, and directed to the attention of its Chief Financial Officer; if to the Board, addressed to the Board of Directors, c/o 50 Nagog Park, Acton, MA 01720, and directed to the Company’s Chief Financial Officer; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

4.5 Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees.

4.6 This Agreement is the exclusive arrangement with the Executive applicable to payments and benefits in connection with a change in control of the Company (whether or not a Change in Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes in control (whether or not Changes in Control), including without limitation the Prior Agreement. This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or executive compensation plan of the Employer, initially adopted as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a change in control (including, but not limited to, the acceleration of any rights or benefits thereunder); provided that in no event shall the Executive be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under any severance or similar plan or policy of the Employer, and in any such case the Executive shall only be entitled to receive the greater of the two payments.

4.7 Any payments hereunder shall be made out of the general assets of the Employer. The Executive shall have the status of general unsecured creditor of the Employer, and this Agreement constitutes a mere promise by the Employer to make payments under this Agreement in the future as and to the extent provided herein.

4.8 Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the Executive’s employment at any time.

4.9 The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

4.10 Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Employer and the Executive shall be submitted to arbitration in Boston, Massachusetts, in accordance with Massachusetts law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Employer and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

4.11 This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

4.12 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

4.13 The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

4.14 THIS AGREEMENT SHALL BE CONSTRUED, ADMINISTERED AND ENFORCED ACCORDING TO THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have signed their names, effective as of the date first above written.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William C. Styslinger, III
Name:	William C. Styslinger, III
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Yvette Kanouff
Name:	Yvette Kanouff